Exhibit 6.19

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (the "Agreement") is made effective as of the 13th day of September 2018, by and among ASHER ENTERPRISES, INC., a Delaware corporation having a principal place of business at 111 Great Neck Road, Suite 216, Great Neck, New York 11021 (the "Assignor"); JABRO FUNDING CORP., a New York corporation, having a principal place of business at 1 Cedar Lane, Glen Cove, New York 11542 (the "Investor"); and DNA BRANDS, INC., a Colorado corporation, having a principal place of business at 6245 N Federal Hwy., Ste 504, Fort Lauderdale, FL 33308 (the "Company"). (the Company, the Assignor and the Investor are sometimes referred to in this Agreement singly as a "Party" or collectively as the "Parties".)

RECITALS

WHEREAS, the Company desires to fulfill certain debt obligations owed to the Assignor pursuant to a Convertible Promissory Note in favor of Assignor dated March 17, 2014 in the principal amount of US$53,000.00 (the "Note") with a principal and interest balance as of the date hereof of US$44,561.23 (as attached hereto as Exhibit A)(the principal and interest balances of the Note shall be referred to as the "Assigned Debt");

WHEREAS, the Assignor desires to assign all of its rights, title and interests in, to and under the Note with respect to the Assigned Debt to the Investor; and

WHEREAS, to effectuate this understanding, the Parties agree to enter this Agreement.

NOW THEREFORE, in consideration of the mutual promises and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

1.       Assignment of Debt. Subject to the payment of the Purchase Price as set forth herein, the Assignor hereby assigns, sells and transfers all its rights, title and interests in, to and under the Assigned Debt represented within the Note to the Investor from the inception of the obligations, together with unpaid accrued interest on the Assigned Debt (the "Assignment").

1.1       The Company hereby acknowledges and approves the Assignment and shall, upon consummation of the transactions contemplated by this Agreement.

1.2       As consideration for the Assignment, contemporaneously with the consummation of this Agreement, the Investor will pay the Assignor cash in the amount of Thirty Thousand Dollars ($30,000.00) ("Purchase Price") which shall be received by 4pm (EST) on the date hereof.

1.3       The Company confirms that the Assignor had provided advance (cash) to the Company represented by the Note and constituting the Assigned Debt. Furthermore, the Company agrees, acknowledges, consents and stipulates, that: (i) full consideration has been rendered for said Assigned Debt with respect to the Note on April 17, 2014 and hereby waives any and all objections thereto; (ii) the principal balance and accrued interest of the Note are as set forth in the recitals herein; and (iii) the Note is currently in default pursuant to the terms thereof.

2.          Renewal. The Company hereby renews and affirms the Note as legally binding obligations of the Company, regardless of any termination date or statute of limitation, and hereby extends the Assigned Debt until the satisfaction of the Assigned Debt with all accrued interest.

3.          Jurisdiction and Venue. The Parties agree that this Agreement shall be construed solely in accordance with the laws of the State of New York, notwithstanding its choice or conflict of law principles, and any proceedings arising among the Parties in any matter pertaining or related to this Agreement shall, to the extent permitted by law, shall be brought only in the state courts of New York or in the federal courts located in the state of New York and county of Nassau.

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4.          Representation and Warranties.

4.1. Company. The Company hereby represents and warrants the following: (a) as of the date hereof, the Company has not paid any principal or accrued interest of the Assigned Debt represented by the Note to the Seller nor has such portion been previously converted into equity of the Company; (b) the Assignor or any affiliate of Assignor (collectively, jointly and severally, "Assignor's Affiliate") is not now, and has not been during the preceding three months, an officer, director, or more than 10% shareholder of the Company or in any other way an "affiliate" of the Company as that term is defined in Rule 144(a)(1) as promulgated under the Securities Act; (c) the Company has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and otherwise to carry out the Company's obligations hereunder; (d) this Agreement constitutes the legal, valid and binding obligation of the Company; (e) neither the execution of this Agreement by the Company nor the consummation of the transactions contemplated hereby will result in a breach or violation of the terms of any agreement by which the Company is bound, or of any decree, judgment, order, law or regulation now in effect of any court or other governmental body applicable to the Company; and (f) the Company will not receive any portion of the Purchase Price from the Assignor.

4.2 Assignor. The Assignor hereby represents and warrants the following: (a) as of the date hereof, the Company has not paid any principal or accrued interest of the Assigned Debt represented by the Note to the Seller nor has such debt been previously converted into equity of the Company; (b) the Assignor owns the Note free and clear of all any and all liens, claims, encumbrances, preemptive rights, right of first refusal and adverse interests of any kind; (c) the Assignor or any affiliate of Assignor (collectively, jointly and severally, "Assignor's Affiliate") is not now, and has not been during the preceding three months, an officer, director, or more than 10% shareholder of the Company or in any other way an "affiliate" of the Company as that term is defined in Rule 144(a)(1) as promulgated under the Securities Act; (d) the Assignor has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and otherwise to carry out the Assignor's obligations hereunder; and no consent, approval or agreement of any individual or entity is required to be obtained by the Assignor in connection with the execution and performance by the Assignor of this Agreement or the execution and performance by the Assignor of any agreements, instruments or other obligations entered into in connection with this Agreement; (e) this Agreement constitutes the legal, valid and binding obligation of the Assignor; and (f) neither the execution of this Agreement by the Assignor nor the consummation of the transactions contemplated hereby will result in a breach or violation of the terms of any agreement by which the Assignor is bound, or of any decree, judgment, order, law or regulation now in effect of any court or other governmental body applicable to the Assignor.

4.3 Investor. The Investor hereby represents and warrants the following: (a) the Investor has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and otherwise to carry out the Investor's obligations hereunder; and no consent, approval or agreement of any individual or entity is required to be obtained by the Investor in connection with the performance by the Investor of any agreements, instruments or other obligations entered into in connection with this Agreement; (b) this Agreement constitutes the legal, valid and binding obligation of the Investor; (c) neither the execution of this Agreement by the Investor nor the consummation of the transactions contemplated hereby will result in a breach or violation of the terms of any agreement by which the Investor is bound, or of any decree, judgment, order, law or regulation now in effect of any court or other government body applicable to the Investor; (d) the Investor is sophisticated in financial matters, qualifies as an "accredited investor" within the meaning of Regulation D of the Securities Act of 1933, as amended (the "Securities Act"), and has had access to such information as it has desired with respect to the Company, and has made such independent investigation of the Company as the Investor deems necessary or advisable in connection with the assignment hereunder, and the Investor is able to bear the economic and financial risk (including the risk that the Investor could lose the entire value of the Assigned Debt);

(e)        the Investor is acquiring the Assigned Debt for its own benefit and account for investment only and not with a view to, or for resale in connection with, a public offering or distribution thereof; and

(f)         the Investor acknowledges that the Assigned Debt has not been registered under the Securities Act or the securities laws of any other jurisdiction and therefore no sale, transfer or other disposition of the Assigned Debt is permitted unless such transfer is registered under the Securities Act or other applicable securities laws, or an exemption from such registration is available.

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5.       Miscellaneous.

5.1       Counterparts. This Agreement may be executed in any number of counterparts by original or facsimile signature. All executed counterparts shall constitute one agreement not withstanding that all signatories are not signatories to the original or the same counterpart. Facsimile and scanned signatures are considered original signatures.

5.2       Modification. This Agreement may only be modified in a writing signed by all Parties.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

Investor:	Assignor:
JABRO FUNDING CORP.	ASHER ENTERPRISES, INC.

/s/ Lawrence Rothenberg	By: /s/ Curt Kramer
Lawrence Rothberg	Curt Kramer
President	Chief Executive Officer

Company:
DNA BRANDS,INC.

/s/ AdrianMcKenzie
Adrian McKenzie
Chief Executive Officer

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Previous Day Account Detail Report

Report Date

5/14/14

is an unadited report and is for informational purposes only

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DNA BRANDS, INC.

September 12, 2018

Corporate Stock Transfer

Attention: Transfer Department
3200 Cherry Creek Drive South
Denver, CO 80209

Ladies and Gentlemen:

DNA BRANDS, INC., a Colorado corporation (the "Company") issued a convertible note to ASHER ENTERPRISES, INC., a Delaware corporation, in the principal amount of $53,000.00 dated as of March 17, 2014 (the "Note") which was assigned to Jabro Funding Corp. (the "Investor"), a New York corporation pursuant to an assignment agreement dated September 13, 2018 (the "Agreement").

A copy of the Note and the Agreement is attached hereto. You should familiarize yourself with your issuance and delivery obligations, as Transfer Agent, contained herein. The shares to be issued are to be registered in the name of the registered holder of the securities submitted for conversion or exercise.

You are hereby irrevocably authorized and instructed to reserve 300,000,000 shares of common stock ("Common Stock") of the Company for issuance upon full conversion of the Note. The amount of Common Stock so reserved may be increased, from time to time, by written instructions of the Company or the Investor so long as there are sufficient authorized and unissued shares of the Company not otherwise reserved available to do so.

So long as you have previously received confirmation from the Company (or Investor's counsel) that the shares have been registered under the 1933 Act or otherwise may be sold pursuant to Rule 144 without any restriction, and the Company or its counsel or Investor's counsel provides an opinion of counsel to that effect in form, substance and scope customary for opinions of counsel in comparable transactions (and satisfactory to the transfer agent), together with other documentation that may reasonably be requested, and the number of shares to be issued are less than 4.99% of the total issued and outstanding common stock of the Company, such shares should be issued either (i) electronically by crediting the account of a Prime Broker with the Depository Trust Company through its Deposit/Withdrawal Agent Commission system, provided that the Company has been made FAST/DRS eligible by DTCC (DWAC), or (ii) in certificated form without any legend which would restrict the transfer of the shares, and you should remove all stop-transfer instructions relating to such shares (such shares shall be issued from the reserve, but in the event there are insufficient reserve shares of Common Stock to accommodate a Conversion Notice, your firm and the Company agree that the Conversion Notice should be completed using authorized but unissued shares of Common Stock that the Company has in its treasury that are not otherwise reserved). CST is not responsible for the accuracy set forth in the Notice of Conversion. Until such time as you are advised by Investor or Company counsel as above that the shares have been registered under the 1933 Act or otherwise may be sold pursuant to Rule 144 without any restriction, you are hereby instructed to place the following legend on the certificates:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR AN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE CUSTOMARY FOR OPINIONS OF COUNSEL IN COMPARABLE TRANSACTIONS, THAT REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

The Company hereby requests that your firm act promptly, without unreasonable delay and without the need for any action or confirmation by the Company with respect to the issuance of Common Stock pursuant to any Conversion Notices received from the Investor.

The Company shall indemnify you and your officers, directors, principals, partners, agents and representatives, and hold each of them harmless from and against any and all loss, liability, damage, claim or expense (including the reasonable fees and disbursements of its attorneys) incurred by or asserted against you or any of them arising out of or in connection with the instructions set forth herein, the performance of your duties hereunder and otherwise in respect hereof, including the costs and expenses of defending yourself or themselves against any claim or liability hereunder, including claims that may be asserted by the Company, except that the Company shall not be liable hereunder as to matters in respect of which it is determined that you have acted with gross negligence or in bad faith. You shall have no liability to the Company in respect to any action taken or any failure to act in respect of this if such action was taken or omitted to be taken in good faith, and you shall be entitled to rely in this regard on the advice of counsel.

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The Board of Directors of the Company has approved the foregoing (irrevocable instructions) and does hereby extend the Company's irrevocable agreement to indemnify your firm for all loss, liability or expense in carrying out the authority and direction herein contained on the terms herein set forth.

All processing fees will be expected and payable upon receipt of the request from the presenter of such request. The Company and Investor understand and agree that Corporate Stock Transfer's fee schedule is subject to change and the Investor and the Company agree to pay the full amount of any such conversion according to the Corporate Stock Transfer fee schedule then in force. Corporate Stock Transfer shall not be obligated to process any request until and unless its fees are paid. Further, the Company and Investor understand and acknowledge that in the event that the Company is delinquent in payment of fees due Corporate Stock Transfer in an amount less than $1,500, Corporate Stock Transfer will honor conversion requests with the additional payment of $200.00 per request. In the event that the Company is suspended with Corporate Stock Transfer due to non-payment with an account balance owing in excess of $2,500, Investor or Company will be required to bring the account balance current before any transactions will be processed.

The Company agrees that the Transfer Agent may resign as the Company's transfer agent. In that event, or in the event that the company terminates the Transfer Agent, the Transfer Agent reserves the right to and may complete any issuance or transfer requests then pending. The Company shall engage a suitable replacement transfer agent that will agree to serve as transfer agent for the Company and be bound by the terms and conditions of these Irrevocable Instructions within five (5) business days. In the event that the Company decides to terminate Corporate Stock Transfer, 30 days' notice of termination must be given and a fee of $350/irrevocable instruction letter must be paid prior to termination.

The Company hereby authorizes the issuance of such number of shares as will be necessary to fully convert the Note under its terms and any such shares shall be considered fully paid and non-assessable at the time of their issuance. The Company and the Investor agree that the Transfer Agent will be notified in writing by the Company and the Investor when the Note has been fully converted and if there are any remaining shares in the reservation that are to be released and returned to the Company's Authorized shares.

The Investor and Company expressly understand and agree that nothing in this Irrevocable Transfer Instruction Agreement shall require or be construed in any way to require Corporate Stock Transfer, in its sole discretion, to do, take or not do or take any action that would be contrary to any court order, any Federal or State law, rule, or regulation including but expressly not limited to both the Securities Act of 1933 and the Securities and Exchange Act of 1934 as amended, the rules and regulations promulgated thereunder by the Securities and Exchange Commission, or the transfer agent agreement with the Company.

The Transfer Agent is not responsible for determining the accuracy of any conversion notice and may rely on any instructions presented to it consistent with this letter.

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The Investor is intended to be and is a third party beneficiary hereof, and no amendment or modification to the instructions set forth herein may be made without the consent of the Investor.

Very truly yours,

DNA BRANDS,INC.

/s/ Adrian McKenzie
Adrian McKenzie
Chief Executive Officer

Jabro Fuding Corp.

By: /s/ Lawrence Rothberg

Lawrence Rothberg

President

Acknowledged and Agreed:

Corporate Stock Transfer, Inc.

By:

Name:
Title:

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BOARD RESOLUTION BOARD OF DIRECTORS

OF DNA BRANDS INC.

(A COLORADO Corporation)

THE UNDERSIGNED, members of the Board of Directors of DNA Brands Inc a COLORADO corporation (the "Corporation"), having consented to the holding of a meeting of the Board of Directors of the Corporation to approve the following resolutions by unanimous vote of all the members of the Board of Directors of the Corporation, and direct that the same be filed within the records of the Corporation:

WHEREAS, Adrian McKenzie being the Sole Managing member of the Board of Directors, do hereby Authorize the Assignment of the Asher Enterprises Inc. Convertible Note Dated March 17th 2014, in the amount of Fifty Three Thousand Dollars USD($53K). To be assigned to Jabro Funding Corp, for the sale price of Thirty Thousand Dollars USD ($30K).

In addition the Board also agrees to provide a Three Hundred Million Share, common stock reserve Reserve at the Transfer agent for Jabro Funding Corp, for the March 17th 2014 Note.

Exhibit "A". Convertible Promissory Note, dated March 17th 2014

Exhibit "B" Assignment Agreement

Exhibit "C" Irrevocable Transfer Agent letter

WHEREAS, on this Day of September 13 2018 at approximately 12:48 PM EST;

FURTHER RESOLVED that

FURTHER RESOLVED, that Adrian McKenzie of the corporation is hereby authorized to execute transactions and execute any and all documents and instruments, both original and amendatory, of any kind and character on behalf of the corporation as may be necessary or appropriate, in said officer's judgment, to effectuate the terms of the aforementioned action

FURTHER RESOLVED, these minutes may be executed in any number of counterparts, and it shall not be necessary that the signatures of all Directors be contained on any one counterpart hereof, each counterpart shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, we have caused this instrument to be duly executed this 13th day of September 2018.

By: /s/ Adrian McKenzie

Adrian McKenzie

CEO SOLE DIRECTOR

/s/ Heidi Michitsch

Heidi Michitsch

President

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